Exhibit 99.1
Capital Senior Living Corporation Announces
First Quarter 2021 Results
DALLAS – May 13, 2021 – Capital Senior Living Corporation (the “Company”) (NYSE: CSU), one of the nation’s leading owner-operators of senior housing communities, announced results for the first quarter of 2021.
Highlights
•Closed first quarter with redefined core portfolio of 60 owned communities marking the completion of our community transition strategy.
•Showed progressive improvements to average occupancy— 75.5% for the first quarter 2021 and 76.9% for the month of April— indicating that the post-COVID recovery has begun.
•Achieved 93% vaccination of residents, decreasing COVID-19 cases across the portfolio to nearly zero.
•Completed the transition of legal ownership of three communities back to Fannie Mae, recording a gain on extinguishment of debt of $47.0 million.
“We are pleased with recent occupancy trends in our portfolio and remain optimistic about the outlook of the post-pandemic recovery,” said Kimberly S. Lody, President and CEO. “We are at an important inflection point for our business. We have redefined our portfolio, developed and implemented differentiated resident programming and strengthened the operating performance of our communities; all of which position us to successfully serve the fast-growing, middle market senior population and begin the growth-focused stage of our strategic plan. Our front-line community teams and their regional leaders have much to be proud of, and I could not be more humbled and grateful for all that they do. ”

Financial Results - First Quarter 2021

	Quarter Ended March 31
	2021	2020
Total Revenues	$61,648	$106,129
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	36,758	75,402
General and administrative expenses	7,187	6,435
Facility lease expense	—	10,788
Stock-based compensation expense	166	596
Depreciation and amortization expense	9,283	15,715
Long-lived asset impairment	—	35,954
Community reimbursement expense	15,260	457
Total expenses	68,654	145,347
Other income (expense):
Interest income	4	54
Interest expense	(9,374)	(11,670)
Gain on facility lease modification and termination, net	—	11,240
Gain on extinguishment of debt, net	46,999	—
Loss on disposition of assets, net	(421)	(7,356)
Other income	8,705	1
Income (loss) from continuing operations before provision for income taxes	38,907	(46,949)
Provision for income taxes	(63)	(232)
Net income (loss)	$38,844	$(47,181)

First Quarter Results
When comparing the first quarter of fiscal 2021 to the first quarter of fiscal 2020, the Company generated resident revenue of approximately $45.2 million compared to resident revenue of approximately $105.6 million, respectively, representing a decrease of approximately $60.4 million, or 57%.  The decrease in revenue is generated from significant property dispositions throughout 2020, including: (1) the sale of two owned properties, one of which transitioned to a management agreement with the successor owner; (2) the transition of 39 leased communities to different operators in conjunction with the Company exiting its master lease agreements; and (3) the process of transferring legal ownership of 18 communities to Fannie Mae, the holder of nonrecourse debt related to such communities. Together, these actions accounted for a decrease in revenue of approximately $43.9 million. The remaining decrease in revenue was primarily due to a decrease in total occupancies at the Company’s remaining senior housing communities and small reductions in average monthly rent. The decrease in the total occupancy was primarily due to reduced move-in activity related to the COVID-19 pandemic.
The decreases in resident revenue were partially offset by increases in management fees and community reimbursement revenue of $1.2 million and $15.3 million, respectively, which were due to the Company’s management of 19 communities during the first quarter of 2021.
Total expenses were $68.7 million in the first quarter of fiscal 2021, compared to $145.3 million in the first quarter of fiscal 2020, representing a decrease of $76.6 million, or 53%. This decrease is primarily the result of a $38.6 million decrease in operating expenses, a $10.8 million decrease in facility lease expenses, a $6.4 million decrease in depreciation expense, a $36.0 million decrease in non-cash impairment charges and a $0.4 million decrease in stock-based compensation expense, partially offset by a $14.8 million increase in community reimbursement expense and a $0.7 million increase in general and administrative expenses.
The quarter-over-quarter decrease in operating expenses of $38.6 million is primarily due to a $21.7 million decrease in labor and employee-related expenses, a $3.0 million decrease in food expense, a $1.5 million decrease in legal and transaction costs, a $2.8 million decrease in utilities, a $1.3 million decrease in advertising and promotions expense and a $8.3 million decrease in all other operating expenses, all of which were primarily due to the disposition of communities since the first quarter of 2020.
The increase in general and administrative expenses of $0.7 million is primarily due to a $1.0 million increase in employee incentive and retention bonus programs and $1.2 million higher employee benefits and health insurance claims, offset by reductions of approximately $0.3 million in travel and other expenses and $1.2 million in transaction costs which were related to the lease amendments and terminations in the prior year.
The gain on extinguishment of debt of $47.0 million relates to the de-recognition of notes payable and related liabilities as a result of the completion of the transition of the legal ownership of three of the Company's communities to Fannie Mae, the holder of the non-recourse debt related to such properties.
Other income of $8.7 million is the grant received from the Phase 3 General Distribution of the CARES Act for healthcare related expenses or lost revenues attributable to COVID-19.
The Company reported net income and comprehensive income of $38.8 million for the first quarter of 2021, compared to net loss and comprehensive loss of $47.2 million for the first quarter of 2020.
Adjusted EBITDAR for the first quarter of 2021 was $3.1 million. Adjusted EBITDAR excluding COVID-19 expenses was $3.8 million for the first quarter of 2021. Adjusted CFFO was $2.8 million and Adjusted CFFO excluding COVID-19 relief and expenses was $(5.3) million for the first quarter or 2021. (See “Non-GAAP Financial Measures of Operating Performance” below).
Continuing Portfolio Results
As previously announced, management has implemented an operational improvement plan, which included exiting underperforming leases to strengthen the balance sheet and strategically invest in certain existing communities, as well as transferring ownership of certain properties of underperforming assets to the non-recourse debt holder (see “Community Transitions Update” below). The resulting continuing portfolio consists of the 60 owned communities that will constitute the Company’s owned community portfolio subsequent to the completion of the Community Transition plan.

Continuing community revenue in the first quarter of 2021 decreased 11% versus the first quarter of 2020. Occupancy for the continuing community portfolio for the first quarter of 2021 was 75.5%, a decrease of 820 basis points as compared to the first quarter of 2020. Average rent for the 60 communities was $3,531 for the first quarter of 2021, which was a decrease of $46 or 1.3% from the first quarter of 2020.
Continuing community operating expenses increased 13% in the first quarter of 2021 compared to the first quarter of 2020. Continuing community contract labor, incentive plan expense and utility expense increases were slightly offset by decreases in food, legal, and professional expenses as well as advertising and promotion costs compared to the first quarter of 2020. Same-community net operating income decreased 53% in the first quarter of 2021 when compared with the first quarter of 2020.
COVID-19 Update
As of April 2021, subsequent to quarter-end, the Company completed the second and third round vaccine clinics at 100% of its communities, and COVID-19 positive cases have been reduced to nearly zero across our properties. Further leading indicators, such as leads and tours, continue to improve indicating that demand for senior housing and services is beginning to rebound.
In January 2021, the Company accepted $8.7 million of cash for grants from the Public Health and Social Services Emergency Fund’s (the “Provider Relief Fund”) Phase 3 General Distribution, which was expanded by the Coronavirus Aid, Relief, and Economic Security Act of 2020 ("CARES Act") to provide grants or other funding mechanisms to eligible healthcare providers for healthcare related expenses or lost revenues attributable to COVID-19. The CARES Act Phase 3 funds are grants that do not have to be repaid provided the Company satisfies the terms and conditions of the CARES Act.
Community Transitions Update
During the first quarter of 2021, the Company completed the transfer of legal ownership of three of the communities back to Fannie Mae. As a result of the legal extinguishment of the debt and liabilities related to those communities, the Company recognized a $47.0 million gain on extinguishment of debt. At March 31, 2021, the Company included $176.1 million in outstanding debt and $8.0 million of accrued interest on the Company’s Consolidated Balance Sheets related to the remaining properties.
In April 2021, subsequent to quarter end, the Company executed an agreement with Healthpeak to amend and extend its existing management agreement for the remaining four properties managed by the Company on behalf of Healthpeak. The Company, in addition to a management fee based on a percentage of revenue, will receive a monthly flat fee for three months with such fee increasing thereafter until such properties are sold or December 31, 2021, whichever is earlier.

Liquidity
In addition to approximately $16.8 million of unrestricted cash balances on hand as of March 31, 2021, the Company’s principal sources of liquidity are expected to be cash flows from operations and additional proceeds from debt refinancings, equity issuances, and/or proceeds from the sale of owned assets. The Company is implementing plans, which includes strategic and cash-preservation initiatives, which are designed to provide the Company with adequate liquidity to meet its obligations for at least the twelve-month period following the date its financial statements are issued. The Company’s long-term capital requirements are and will be dependent on its ability to access additional funds through the debt and/or equity markets or additional sales of assets. The Company, from time to time, considers and evaluates financial and capital raising transactions related to its portfolio including debt refinancings, equity issuances, purchases and sales of assets, reorganizations and other transactions. If capital were obtained through the issuance of Company equity, the issuance of Company securities would dilute the ownership of our existing stockholders and any newly issued securities may have rights, preferences, and/or privileges senior to those of our common stock. There can be no assurance that the Company will continue to generate cash flows at or above current levels or that the Company will be able to obtain the capital necessary to meet the Company’s short and long-term capital requirements.
As of March 31, 2021, the Company was in active discussions with existing and potential lending sources to refinance its two bridge loans totaling $72.5 million, both of which are scheduled to mature in December 2021 and both of which are currently in default because of financial covenant breaches. If the Company is unable to extend or refinance its indebtedness prior to scheduled maturity dates or resolve the financial covenant breaches, its liquidity and financial condition could be adversely impacted. Even if the Company is able to extend or refinance its maturing bridge loans, the terms of the new financing may not be as favorable to it as the terms of the existing financing. In addition, the amount of mortgage financing available for the

Company’s communities is generally dependent on their respective appraised values and performance. Decreases in the appraised values of the Company’s communities, including due to adverse changes in real estate market conditions or their performance, could result in available mortgage refinancing amounts that are less than the communities’ maturing indebtedness. The Company’s inability to obtain refinancing proceeds sufficient to cover maturing indebtedness could adversely impact its liquidity and may cause it to seek alternative sources of financing, which may be less attractive or unavailable.
Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s first quarter of 2021 financial results on Thursday, May 13, 2021, at 2:30 p.m. Eastern Time. To participate, dial 877-407-0989 (no passcode required). A simultaneous webcast of the teleconference will be available at https://www.webcast-eqs.com/register/capitalseniorliving05132021_en/en
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 13, 2021 through May 27, 2021. To access the conference call replay, call 877-660-6853, passcode 137193129312. The webcast replay will be posted in the Investor Relations section of the Company’s website.
Non-GAAP Financial Measures of Operating Performance
Certain of the financial measures set forth herein are non-GAAP financial measures. Adjusted EBITDAR and Adjusted EBITDAR excluding COVID-19 impact are financial valuation measures and Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with the Company’s results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.
The Company believes that presenting Adjusted EBITDAR excluding COVID-19 impact and Adjusted CFFO excluding COVID-19 impact is useful to investors to assess certain recent impacts of the COVID- 19 pandemic on the Company’s financial position, results of operations and the non- GAAP financial valuation and performance measures that the Company has historically presented to investors.
Adjusted EBITDAR is a valuation measure commonly used by Company management, research analysts and investors to value companies in the senior living industry. Since Adjusted EBITDAR excludes interest expense and rent expense, it allows Company management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.
The Company believes Adjusted EBITDAR excluding COVID-19 impact is a valuable measure as it normalizes the impact of COVID-19 for valuation purposes.
The Company believes that Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of the Company’s primary business. Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.
The Company strongly urges you to review the reconciliation of net income (loss) to Adjusted EBITDAR and Adjusted EBITDAR excluding COVID-19 impact and the reconciliation of net income/(loss) to Adjusted CFFO and Adjusted CFFO excluding COVID-19 impact, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.
About the Company
Dallas-based Capital Senior Living Corporation is one of the nation’s leading operators of independent living, assisted living and memory care communities for senior adults. The Company operates 76 communities that are home to nearly 7,000 residents across 18 states providing compassionate, resident-centric services and care and engaging programming. The Company offers seniors the freedom and opportunity to successfully, comfortably and happily age in place. For more information, visit www.capitalsenior.com or connect with the Company on Facebook or Twitter.
Safe Harbor
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially, including, but not limited to, the continued spread of COVID-19, including the speed, depth, geographic reach and duration of such spread, new information that may emerge concerning the severity of COVID-19, the actions taken to prevent or contain the spread of COVID-19 or treat its impact, the legal, regulatory and administrative developments that occur at the federal, state and local levels in response to the COVID-19 pandemic, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company’s response efforts; the impact of COVID-19 and the Company’s near-term debt maturities on the Company’s ability to continue as a going concern, the Company’s ability to generate sufficient cash flows from operations, additional proceeds from debt refinancings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s capital improvement projects to expand, redevelop, and/or reposition its senior living communities; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants, and the terms and conditions of its recent forbearance agreements. and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all including the transfer of certain communities managed by the Company on behalf of Fannie Mae, Healthpeak, Ventas, and Welltower; the Company’s ability to improve and maintain controls over financial reporting and remediate identified material weakness; the risk of oversupply and increased competition in the markets which the Company operates; the risk of increased competition for skilled workers due to wage pressure and changes in regulatory requirements; the departure of the Company’s key officers and personnel; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; the risks associated with a decline in economic conditions generally; the adequacy and continued availability of the Company’s insurance policies and the Company’s ability to recover any losses it sustains under such policies; changes in accounting principles and interpretations; and the other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission. On December 9, 2020, the Company’s Board of Directors approved a reverse stock split of the Company’s common stock at a ratio of 1-for-15, which became effective on December 11, 2020. Accordingly, all of the Company’s common share, equity award and per-share amounts have been adjusted to reflect such reverse stock split for all prior periods presented.
For information about Capital Senior Living, visit www.capitalsenior.com.
Investor Contact: Kimberly Lody, Chief Executive Officer, at 972-770-5600
Press Contact: media@capitalsenior.com.

Capital Senior Living Corporation
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Revenues:
Resident revenue	$45,202	$105,616
Management fees	1,186	56
Community reimbursement revenue	15,260	457
Total revenues	61,648	106,129
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	36,758	75,402
General and administrative expenses	7,187	6,435
Facility lease expense	—	10,788
Stock-based compensation expense	166	596
Depreciation and amortization expense	9,283	15,715
Long-lived asset impairment	—	35,954
Community reimbursement expense	15,260	457
Total expenses	68,654	145,347
Other income (expense):
Interest income	4	54
Interest expense	(9,374)	(11,670)
Gain on facility lease modification and termination, net	—	11,240
Gain on extinguishment of debt	46,999	—
Loss on disposition of assets, net	(421)	(7,356)
Other income	8,705	1
Income (loss) from continuing operations before provision for income taxes	38,907	(46,949)
Provision for income taxes	(63)	(232)
Net income (loss)	$38,844	$(47,181)
Per share data:
Basic net income (loss) per share (1)	$18.87	$(23.28)
Diluted net income (loss) per share (1)	$18.80	$(23.28)
Weighted average shares outstanding — basic (1)	2,058	2,027
Weighted average shares outstanding — diluted (1)	2,066	2,027
Comprehensive income (loss)	$38,844	$(47,181)
(1)Prior period results have been adjusted to reflect the December 2020 fifteen-for-one Reverse Stock Split.

Capital Senior Living Corporation
Consolidated Balance Sheet
(in thousands)

	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$16,766	$17,885
Restricted cash	4,982	4,982
Accounts receivable, net	3,926	5,820
Federal and state income taxes receivable	—	76
Property tax and insurance deposits	4,450	7,637
Prepaid expenses and other	5,122	7,028
Total current assets	35,246	43,428
Property and equipment, net	647,895	655,731
Operating lease right-of-use assets, net	287	536
Other assets, net	3,470	3,138
Total assets	$686,898	$702,833
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,131	$14,967
Accrued expenses	41,992	48,515
Current portion of notes payable, net of deferred loan costs	261,346	304,164
Current portion of deferred income	3,883	3,984
Current portion of lease liabilities	245	421
Federal and state income taxes payable	383	249
Customer deposits	779	822
Total current liabilities	320,759	373,122
Lease liabilities, net of current portion	257	533
Other long-term liabilities	3,714	3,714
Notes payable, net of deferred loan costs and current portion	602,423	604,729
Commitments and contingencies
Shareholders’ deficit:
Preferred stock, $0.01 par value:	—	—
Authorized shares – 15,000; no shares issued or outstanding
Common stock, $0.01 par value:
Authorized shares – 4,333; issued and outstanding shares – 2,182 and 2,084 in 2021 and 2020, respectively	22	21
Additional paid-in capital	189,143	188,978
Retained deficit	(429,420)	(468,264)
Total shareholders’ deficit	(240,255)	(279,265)
Total liabilities and shareholders’ deficit	686,898	702,833

Capital Senior Living Corporation
Non-GAAP Reconciliations
(In thousands, except per share data)

	Three months ended March 31,
	2021	2020
Adjusted EBITDAR
Net income (loss)	38,844	(47,181)
Depreciation and amortization expense	9,283	15,715
Stock-based compensation expense	166	596
Facility lease expense	—	10,788
Provision for bad debts	365	745
Interest income	(4)	(54)
Interest expense	9,374	11,670
Long-lived asset impairment	—	35,954
Gain on lease related transactions, net	—	(11,240)
Gain on extinguishment of debt, net	(46,999)	—
Loss on disposition of assets, net	421	7,356
Other income	(8,705)	(1)
Provision for income taxes	63	232
Casualty losses	380	423
Transaction and conversion costs	(92)	1,168
Employee placement and separation costs	41	90
Adjusted EBITDAR	$3,137	$26,261
COVID-19 expenses	654	291
Adjusted EBITDAR excluding COVID-19 impact	$3,791	$26,552

Adjusted CFFO
Net income (loss)	38,844	(47,181)
Non-cash charges, net	(36,400)	46,415
Recurring capital expenditures	—	(1,136)
Casualty losses	380	423
Transaction and conversion costs	(92)	1,168
Employee placement and separation costs	41	90
Adjusted CFFO	$2,773	$(221)
COVID-19 relief funds	(8,706)	—
COVID-19 expenses	654	291
Adjusted CFFO excluding COVID-19 impact	(5,279)	70

Capital Senior Living Corporation
Supplemental Information

	Q1 21	Q1 20
Selected Operating Results
IV. Continuing community portfolio (1)
Number of communities	60	60
Unit capacity	5,631	5,633
Financial occupancy (2)	75.5%	83.7%
Revenue (in millions)	45.2	50.6
Operating expenses (in millions) (3)	36.1	34.9
Operating margin	20%	31%
Average monthly rent	3,531	3,577
I. Managed communities
Number of communities	16	6
Management fee revenue	1,186	56
V. Consolidated Debt Information (in thousands, except for interest rates)
(Excludes insurance premium financing)
Total variable rate mortgage debt	122,742	132,924
Total fixed rate debt	743,008	790,052
Weighted average interest rate	4.5%	4.7%
(1)Excludes 5 properties in the process of transitioning ownership back to Fannie Mae at March 31, 2021.
(2)Financial occupancy represents actual days occupied divided by total number of available days during the quarter.
(3)Excludes management fees and transaction and conversion costs.